Exhibit 3.1

AMENDMENT NO. 1 TO THE BYLAWS
OF

1847 GOEDEKER INC.

This Amendment No. 1 to the Bylaws (the “Bylaws”) of 1847 Goedeker Inc., a Delaware corporation (the “Corporation”), is effective as of August 10, 2021.

WHEREAS, the Board of Directors of the Corporation has approved Amendment No. 1 as set forth below, in accordance with Article of the Bylaws.

NOW, THEREFORE, BE IT RESOLVED, the Bylaws are hereby amended as follows:

1.	The third sentence of Section 2.2(b) of the Bylaws is hereby amended and restated in its entirety to read as follows:

“To be timely, a stockholder’s notice shall be delivered to the Secretary by registered mail at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received (i) not earlier than the close of business on the one hundred twentieth (120th) day prior to the currently proposed annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or (ii) by the tenth (10th) business day following the day on which public announcement of the date of such meeting is first made, whichever of (i) or (ii) occurs first.”

2.	The following sentence is hereby added immediately following the third sentence of Section 2.2(b) of the Bylaws:

“In the event that an annual meeting has not been previously held, notice by the stockholder to be timely must be so received not later than the close of business on the tenth (10th) business day following the day on which public announcement of the date of such meeting is first made.”

2.	Except as modified by this Amendment No. 1, the Bylaws remain unchanged and, as modified, continue in full force and effect.

CERTIFICATE OF ADOPTION OF AMENDMENT NO. 1

TO THE BYLAWS
OF

1847 GOEDEKER INC.

The undersigned hereby certifies that he is the duly elected, qualified and acting Secretary of 1847 Goedeker Inc., a Delaware corporation (the “Corporation”), and that the foregoing Amendment No. 1 of the Bylaws was adopted as part of the Corporation’s Bylaws as of the date hereof by the Corporation’s Board of Directors.

The undersigned has executed this Certificate as of August 10, 2021.

/s/ Robert D. Barry
Robert D. Barry
Secretary